EXECUTION VERSION
AMENDMENT
AND RESTATEMENT OF
SECOND AMENDED AND RESTATED CERTIFICATE OF DESIGNATION

AMENDMENT AND RESTATEMENT OF SECOND AMENDED AND RESTATED CERTIFICATE OF DESIGNATION, dated as of August 13, 2024 (this “Amendment”), to the Second Amended and Restated Certificate of Designation, dated as of December 14, 2023 (as amended, restated, amended and restated, supplemented or otherwise modified, the “Certificate of Designation”, and the Certificate of Designation, as amended by this Amendment, the “Third A&R Certificate of Designation”), by and among Mondee Holdings, Inc., a Delaware corporation (the “Company”) and the Preferred Majority Holders.
WHEREAS, the Company desires to amend the Certificate of Designation to amend the terms for the Series A Preferred Stock;
WHEREAS, to induce the Preferred Majority Holders to enter into this Amendment, the Company desires to (A) enter into a warrant agreement substantially in the form of Exhibit B hereto (the “Replacement Warrant Agreement”), by and between the Company and Continental Stock Transfer & Trust Company, as warrant agent (the “Agent”), pursuant to which the Company will issue and deliver to the holders of the Company’s Series A Preferred Stock (the “Preferred Holders”) 1,444,500 warrants (the “Replacement Warrants”) to replace the warrants 1,275,000 warrants and 169,500 warrants issued to Tuesday Investor LP and NH Credit Partners III Holdings L.P., respectively, prior to the date hereof, (B) enter into a warrant agreement substantially in the form of Exhibit C hereto (the “New Warrant Agreement”), by and between the Company and the Agent, pursuant to which the Company will issue and deliver to the Preferred Holder warrants equal to the greater of (a) up to ten percent (10%) of the total amount of outstanding shares of Class A Common Stock, par value $0.0001 per share, of the Company (“Common Stock”) as of the Amendment Effective Date (as defined below) or (b) 9,464,967 shares of Common Stock (together with the Replacement Warrants, the “New Warrants”)1 and (C) enter into an amended and restated registration rights agreement (the “Registration Rights Agreement” and together with the Replacement Warrant Agreement, the New Warrant Agreement and the Amendment, the “Transaction Documents”) by and between the Company and the holder party thereto (the transaction described in the foregoing clauses (A), (B), and (C), the “Reorganization Transactions”); and
WHEREAS, the Company hereby approves the Reorganization Transactions and agrees that it will issue to the Preferred Holders the New Warrants pursuant to the Replacement Warrant Agreement and the New Warrant Agreement upon the terms and subject to the conditions set forth herein.
1 88.3% of New Warrants to be issued to Tuesday Investor LP with the balance to be issued to NH Credit Partners III Holdings L.P.

NOW THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
1. Definitions. All terms used herein that are defined in the Certificate of Designation and not otherwise defined herein shall have the meanings assigned to them in the Certificate of Designation (as amended hereby).
2. Amendment. Upon the terms and subject to the conditions of this Amendment, on the Amendment Effective Date (as defined below), the Certificate of Designation shall be amended and restated in its entirety substantially in the form of Exhibit A hereto.
3. Representations and Warranties. The Company hereby represents and warrants to the Preferred Majority Holders as follows as of the date of this Amendment and as of the Amendment Effective Date, except to the extent that a representation or warranty expressly states that such representation or warranty is made as of a specific date:
(a) Representations and Warranties; No Event of Default. The representations and warranties herein, in the Financing Agreement (as amended) and in each other Transaction Document, certificate or other writing delivered to the Preferred Majority Holders pursuant to any Transaction Document on or prior to the Amendment Effective Date (as defined below) are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified as to “materiality” or “Material Adverse Effect” in the text thereof, which representations and warranties shall be true and correct in all respects subject to such qualification) on and as of such date as though made on and as of such date (unless such representations or warranties are stated to relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified as to “materiality” or “Material Adverse Effect” in the text thereof, which representations and warranties shall be true and correct in all respects subject to such qualification) as of such earlier date). To the Company’s knowledge, no Financial Covenant Default, Cash Dividend Default, or Financing Agreement Cross Default has occurred and is continuing as of the Amendment Effective Date or would result from this Amendment becoming effective in accordance with its terms.
(b) Authorization, Etc. The execution, delivery and performance of this Amendment by the Company, and the performance of the Certificate of Designation, as amended hereby (i) have been duly authorized by all necessary organizational action, (ii) do not and will not contravene (A) its Certificate or Bylaws, (B) any applicable material Requirement of Law or (C) any Contractual Obligation binding on it or any of its properties except, in the case of this clause (ii)(C), to the extent such contravention could not reasonably be expected to have a Material Adverse Effect, and (iii) have been duly authorized, executed and delivered by the Company and constitute legal, valid and binding obligations of the Company, enforceable in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.
4. Conditions to Effectiveness of the Amendment. This Amendment shall become effective (and, for the avoidance of doubt, (x) the Certificate of Designation shall be amended and restated and (y) the Replacement Warrants and the New Warrants shall be issued and the Reorganization Transactions shall be effective) only upon satisfaction in full, in a manner reasonably satisfactory to the Preferred Majority Holders, of the following conditions precedent (the first date upon which all such conditions shall have been satisfied being hereinafter referred to as the “Amendment Effective Date”):
(a) Financing Agreement and Related Transactions. On or before the Amendment Effective Date (or such later date as may be mutually agreed upon by the Preferred Majority Holders and the Company), (i) at least $15,000,000 of Amendment No. 21 Term Loans (under and as defined in the Financing Agreement) shall have been funded to the Company by the lenders and in the amounts set forth on Schedule 1.01(A)(v) of the Financing Agreement (as amended by Financing Agreement Amendment No. 21) as in effect on the date hereof and (ii) the Company and its applicable Subsidiaries shall have arranged for the issuance of letters of credit in the aggregate face amount of $15,000,000 from the L/C Issuer under the L/C Facility, on terms and conditions satisfactory to the Preferred Majority Holders.
(b) Representations and Warranties. The representations and warranties herein, in the Financing Agreement and in each other Transaction Document, certificate, or other writing delivered to the Preferred Majority Holders pursuant to any Transaction Document on or prior to the Amendment Effective Date are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified as to “materiality” or “Material Adverse Effect” in the text thereof, which representations and warranties shall be true and correct in all respects subject to such qualification) on and as of such date as though made on and as of such date (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date (except that such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified as to “materiality” or “Material Adverse Effect” in the text thereof, which representations and warranties shall be true and correct in all respects subject to such qualification)).
(c) No Default; Event of Default. No Financial Covenant Default, Cash Dividend Default, or Financing Agreement Cross Default shall have occurred and be continuing as of the Amendment Effective Date or result from this Amendment becoming effective in accordance with its terms.
(d) Deliveries by the Company. On or before the Amendment Effective Date, the Company shall deliver, or cause to be delivered, to the Preferred Majority Holders the following:
(i)the Replacement Warrant Agreement;

(ii)the New Warrant Agreement;
(iii) the Registration Rights Agreement in substantially the form of Exhibit D;
(iv)Financing Agreement Amendment No. 21 substantially in the form of Exhibit E;
(v)a certificate of an authorized officer of the Company, certifying as to a copy of the resolutions of the Company authorizing (1) the transactions contemplated by this Amendment and the Transaction Documents, and (2) the execution, delivery and performance by the Company of the Transaction Documents and the execution and delivery of the other documents to be delivered by the Company in connection herewith and therewith and;
(vi)a customary opinion of Reed Smith LLP, counsel to the Company;
(vii)a fully-earned and non-refundable amendment fee equal to $3,000,000, which shall be paid-in-kind by being added pro rata to the then outstanding amount of Accrued Dividends with respect to each share of Series A Preferred Stock and shall accrue dividends as provided under the Certificate of Designation (as amended hereby), to the holders of Series A Preferred Stock.
5. Warrants.     The Company shall deliver to each Preferred Holder Replacement Warrants and New Warrants for such number of shares of common stock as set forth on Schedule I, (i) on the Amendment Effective Date, (ii) on September 30, 2026, if any shares of Series A Preferred Stock remain outstanding on such date, and (iii) on September 30, 2027, if any shares of Series A Preferred Stock remain outstanding on such date.
6. Consultant. The Company agrees and covenants that upon a written request made by TCW Asset Management Company LLC (“TCW”), it will retain a financial consultant acceptable to TCW, the Preferred Majority Holders and the Company, on terms and conditions and with a scope of engagement reasonably acceptable in good faith to TCW, the Preferred Majority Holders and the Company (“Consultant”), provided, that the agreement of the Company to the selection of the Consultant and the Consultant’s scope of engagement shall not be unreasonably withheld, conditioned or delayed. All fees and expenses of such Consultant shall be the responsibility of the Company and its Subsidiaries. The Company further agrees to:
(a) reasonably cooperate with such Consultant and grant such Consultant access to the books and records of the Company and its Subsidiaries;
(b) permit the TCW and the Preferred Majority Holders (or their agents or advisors) to communicate directly with such Consultant regarding any and all matters related to the Company and its Subsidiaries and their respective Affiliates, including, without limitation, all financial reports and projections developed, reviewed or verified by such

Consultant and all additional information, reports and statements reasonably requested by TCW or the Preferred Majority Holders (so long as the Company has the opportunity to be present for or to be copied on such communications, as applicable);
(c) authorize and direct such Consultant to provide the TCW and the Preferred Majority Holders (or their agents or advisors) with copies of reports and other information or materials prepared or reviewed by such Consultant as TCW or the Preferred Majority Holders may reasonably request (with a copy to the Company, to the extent not previously provided to the Company); and
(d) during the term of engagement of such Consultant, host such periodic telephonic conference calls with such Consultant, TCW and the Preferred Majority Holders as TCW or the Preferred Majority Holders may reasonably request to discuss such matters.
7. Good Standing. The Company agrees that within sixty (60) days after the Amendment Effective Date (or such later date as agreed to in writing by the Preferred Majority Holders in their sole discretion), the Preferred Majority Holders shall receive a certificate of the appropriate official(s) of the jurisdiction of organization of SkyLink Travel, Inc., a California corporation, certifying as of a recent date as to the subsistence in good standing of such entity.
8. No Representations by the Preferred Majority Holders. The Company hereby acknowledges that it has not relied on any representation, written or oral, express or implied, by the Preferred Majority Holders, other than those expressly contained herein, in entering into this Amendment.
9. Further Assurances. The Company shall execute any and all further documents, agreements and instruments, and take all further actions, as may be required under applicable law or as the Preferred Majority Holders may reasonably request, in order to effect the purposes of this Amendment.
10. Release. For and in consideration of the agreements contained in this Amendment and other good and valuable consideration, the Company (for itself and its Subsidiaries and Affiliates and the successors, assigns, heirs and representatives of each of the foregoing) (collectively, the “Releasors”) does hereby fully, finally, unconditionally and irrevocably, to the extent permitted by applicable law, release, waive and forever discharge the Preferred Majority Holders, together with their respective Affiliates, and each of the directors, officers, employees and agents of each of the foregoing (collectively, the “Released Parties”), from any and all debts, claims, allegations, obligations, damages, costs, attorneys’ fees, suits, demands, liabilities, actions, proceedings and causes of action, in each case, whether known or unknown, contingent or fixed, direct or indirect, and of whatever nature or description, and whether in law or in equity, under contract, tort, statute or otherwise, which any Releasor has heretofore had or now or hereafter can, shall or may have against any Released Party by reason of any act, omission or thing whatsoever done or omitted to be done, in each case, on or prior to the Amendment Effective Date directly arising out of, connected with or related to this Amendment, the Financing Agreement or any other Transaction Document; provided, that notwithstanding the foregoing, such release shall not apply (1) to the extent resulting from the gross negligence, bad faith or willful misconduct of the Released Parties, as determined by a final non-appealable judgment of a court of competent jurisdiction or (2) claims arising from a breach of this Amendment, the Financing Agreement or any other Transaction Document.
11. Plan of Reorganization. The parties hereto intend that (i) this Amendment and the transactions contemplated herein shall be a “plan of reorganization” pursuant to Section 368(a)(1)(E) of the Internal Revenue Code of 1986, as amended (the “Code”) and Treasury Regulations Section 1.368-2(g) based on which the Reorganization Transactions occur, (ii) the Reorganization Transactions constitute a “recapitalization” pursuant to Section 368(a)(1)(E) of the Code and any similar or analogous provisions of state and local law, and (iii) the warrants issued pursuant to the New Warrant Agreement be treated in the manner set forth in Section 8.6 of the New Warrant Agreement (the “Intended Tax Treatment”). The Company and the Preferred Majority Holders shall agree to the fair market value of the shares of Series A Preferred Stock and any warrants issued or deemed issued pursuant to the Reorganization Transactions within 60 days following any such issuance.  If the parties cannot so agree, the matter shall be referred to a nationally recognized accounting or valuation firm mutually selected by the Company and the Preferred Majority Holders, whose written determination shall be final and binding on the parties (and the costs of which shall be borne equally by the Company and the Preferred Majority Holders). Each of the parties hereto agree to report the Reorganization Transactions and the warrants issued pursuant to the New Warrant Agreement (and any fair market value determinations pursuant to this Section 11) on their applicable tax returns consistent with the Intended Tax Treatment and not take any inconsistent position in a tax proceeding or tax return, unless otherwise required by applicable law or pursuant to a final “determination” as defined under Section 1313(a) of the Code (or any similar or analogous provision of state or local tax law); provided, however, that no such party shall be unreasonably impeded in its ability and discretion to negotiate, compromise, or settle any tax proceeding in connection with the Intended Tax Treatment.
12. Miscellaneous.
(a) This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Amendment by facsimile or electronic mail shall be equally effective as delivery of an original executed counterpart of this Amendment.
(b) Section and paragraph headings herein are included for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.
(c) This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York.
(d) Any provision of this Amendment that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.
(e) The Company will promptly pay on demand all reasonable and documented out-of-pocket costs and expenses of the Preferred Majority Holders in connection with the preparation, negotiation, execution and delivery of this Amendment, including, without limitation, reasonable and documented (it being understood that line item detail time entries shall not be required) fees, costs and expenses of Ropes & Gray LLP, counsel to the Preferred Majority Holders. Notwithstanding the foregoing, on the date hereof, the Company shall pay any invoices received on or before the date hereof with respect to such fees and expenses.
(f) On or prior to the Amendment Effective Date, each of the Preferred Majority Holders shall deliver to the Company a properly completed IRS Form W-9, certifying that each such Preferred Majority Holder is not subject to U.S. federal backup withholding taxes, duly executed and dated as of the Amendment Effective Date.
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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered as of the date set forth on the first page hereof.

COMPANY:

MONDEE HOLDINGS, INC.
By:    /s/ Prasad Gundumogula
Name: Prasad Gundumogula
Title: Chief Executive Officer

PREFERRED MAJORITY HOLDERS:

TUESDAY INVESTOR LP

By:    /s/ Gabriel T. Schwartz
Name: Gabriel T. Schwartz
Title: Co-Deputy Executive Managing Member

NH CREDIT PARTNERS III HOLDINGS L.P.

By:    /s/Griffin Coakley
Name: Griffen Coakley
Title: Vice President

Schedule I

	Holder Name	Replacement Warrant Number of shares of common stock	New Warrant Number of shares of common stock
Amendment Effective Date[2]	TUESDAY INVESTOR LP	1,275,000
September 30, 2026[3]	TUESDAY INVESTOR LP	0
September 30, 2027[4]	TUESDAY INVESTOR LP	0

	Holder Name	Replacement Warrant Number of shares of common stock	New Warrant Number of shares of common stock
Amendment Effective Date[5]	NH CREDIT PARTNERS III HOLDINGS L.P.	169,500
September 30, 2026[6]	NH CREDIT PARTNERS III HOLDINGS L.P.	0
September 30, 2027[7]	NH CREDIT PARTNERS III HOLDINGS L.P.	0
2 88.3% of New Warrants to be issued to Tuesday Investor LP with the balance to be issued to NH Credit Partners III Holdings L.P.
3 88.3% of New Warrants to be issued to Tuesday Investor LP with the balance to be issued to NH Credit Partners III Holdings L.P.
4 88.3% of New Warrants to be issued to Tuesday Investor LP with the balance to be issued to NH Credit Partners III Holdings L.P.
5 88.3% of New Warrants to be issued to Tuesday Investor LP with the balance to be issued to NH Credit Partners III Holdings L.P.
6 88.3% of New Warrants to be issued to Tuesday Investor LP with the balance to be issued to NH Credit Partners III Holdings L.P.
7 88.3% of New Warrants to be issued to Tuesday Investor LP with the balance to be issued to NH Credit Partners III Holdings L.P.

EXHIBIT A

Third Amended and Restated Certificate of Designation

(To be attached)

EXHIBIT B

Replacement Warrant Agreement

(To be attached)

EXHIBIT C

New Warrant Agreement

(To be attached)

EXHIBIT D

Registration Rights Agreement

(To be attached)

EXHIBIT E

Financing Agreement Amendment No. 21

(To be attached)